Exhibit 99.2

News Release

Contact:	Media	Analysts
	Mike Dunn	Steve Lackey
	(212) 922-7859	(412) 234-5601
	dunn.mg@mellon.com	lackey.s@mellon.com

Andrew Clark
(412)234 4633
clark.aj@mellon.com

For Immediate Release

MELLON FINANCIAL ANNOUNCES PLAN TO FORM ASSET MANAGEMENT

JOINT VENTURE WITH WEST LB

Establishes leading position in Germany and accelerates growth in France

Pittsburgh, September 21, 2005—Mellon Financial Corporation today announced that it has reached an agreement in principle to establish a jointly-owned asset management business with WestLB AG. The joint venture, which will be half owned by Mellon and half owned by WestLB, combines WestLB’s main asset management activities (branded ‘WestAM’) with Mellon’s German asset management activities. It will have about 220 employees and assets under management of approximately $49 billion, of which $37 billion is currently managed for German institutional clients.

The joint venture company will include WestAM’s activities in Germany, the U.K., Italy, Spain, the U.S., Australia and Japan and will be the exclusive distributor of Mellon products in Germany. WestLB’s French banking subsidiary, Banque D’Orsay (BDO), will be the joint venture’s exclusive distributor in France and, in addition, will become a distributor of Mellon’s asset management products in France. Mellon will distribute both the joint venture company’s and BDO’s asset management products globally.

The joint venture will operate consistently with Mellon’s 10 existing institutional investment subsidiaries, with a focus on its distinct investment philosophy and strategies while utilizing Mellon’s global distribution platform and leveraging the scale of Mellon’s distribution and support services to institutional asset managers.

The details of the proposed transaction are expected to be completed over the coming months, and the joint venture is expected to become effective at the beginning of 2006. The financial terms of the proposed transaction have not been disclosed, though the transaction is expected to have positive financial impact for both parties. The agreement is subject to due diligence and final approval by the managing and supervisory boards of both partners as well as the relevant regulatory bodies.

Ron O’Hanley, vice chairman of Mellon Financial and president of its Institutional Asset Management group, with responsibility for institutional and international asset management, said, “Consistent with our strategy, this partnership enables WestLB to focus on its client and distribution strengths and Mellon to leverage its recognized asset management product strengths. For Mellon, this is as an excellent opportunity to establish a leading presence in Germany — a strategic priority for us — and to accelerate our growth in France. In addition, the new company will add high-quality investment products to our range.”

Robert Stein, the member of WestLB’s Managing Board with responsibility for asset management, said, “This partnership will broaden the range of products we can offer our clients, increase the distribution available for WestAM’s existing product range, and provide a framework in which we can develop a true asset management culture for our investment activities. After considering a number of alternative partners, we concluded that Mellon is an excellent fit in all three areas.”

Jon Little, CEO of Mellon Global Investments, stated, “This is a relationship based on complementary strengths. Both Mellon and WestAM have been amongst the fastest growing asset managers in Europe in the last three years and have won numerous awards for the performance of their products. Between the two organizations we will have significant market penetration in mutual funds in the UK, Germany and France and a compelling product and service offering for institutional investors across Europe.”

Luke Nunneley, global head of asset management at WestLB and CEO-Designate of the new joint venture said, “This transaction will create a business which combines the very strong product and client service capabilities of WestAM with the additional breadth, depth, and asset management focus of Mellon. WestAM has grown rapidly in recent years and the new company will be able to capitalize on the combined capabilities of both partners to accelerate this rate of growth and to become one of the leading specialist asset managers in Europe.”

WestLB was advised by Hawkpoint Partners Limited and Mellon by Lazard & Co. Limited.

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, payment solutions and investor services, and treasury services. Mellon has approximately $4.2 trillion in assets under management, administration or custody, including $738 billion under management. Its asset management companies include The Dreyfus, and institutional investment management subsidiaries The Boston Company Asset Management, EACM, Franklin Portfolio Associates, Mellon Capital Management, Mellon Equity Associates, Mellon HBV Alternative Strategies, Standish Mellon Asset Management and, based in the UK, Pareto Investment Management, Mellon Global Alternative Investments and Newton Investment Management Limited. News and other information about Mellon is available at www.mellon.com.

WestAM (WestLB Asset Management) is a global institutional asset management company. WestAM is part of the WestLB Group and has for many years been a leading specialist provider of asset management products in the US, Europe, Asia and Australia. Today, WestAM (including its Brightwater Capital Management subsidiary in New York, which is not included in this transaction) has approximately Euro 67 billion under management for some 500 institutional clients, including corporates, pension funds, savings banks, insurers and public sector institutions.

This press release contains statements relating to future results of Mellon Financial Corporation and the announced joint venture that are considered “forward-looking statements.” These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, the structure of and operating plans for the announced joint venture; distribution arrangements; the financial impact of the announced transaction; and implications of the announced transaction. These forward-looking statements, and other forward-looking statements contained in other public disclosures of Mellon Financial Corporation which make reference to the cautionary factors contained in this press release, are based on assumptions that involve risks and uncertainties and that are subject to change based on various important factors (some of which are beyond Mellon Financial Corporation’s control). Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to: the ability of the venturers to negotiate a mutually agreeable definitive agreement; changes in political and economic conditions; equity, fixed-income and FX market fluctuations; operational risk; inflation; competitive product and pricing pressures; consumer spending and savings habits; changes in fiscal, monetary, regulatory, trade, and tax policies and laws; and other risks and uncertainties detailed in Mellon Financial Corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2004 and in subsequent reports filed by Mellon Financial Corporation with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. All statements speak only as of September 21, 2005, and Mellon Financial Corporation undertakes no obligation to update any statement to reflect events or circumstances after September 21, 2005 or to reflect the occurrence of unanticipated events.

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